ePlus Reports 3rd Quarter FY06 Financial Results

            Company Generates Revenues of $163 Million; Net Earnings
                            Reduced by Legal Expenses

HERNDON, VA - February 13, 2006 - ePlus inc. (Nasdaq NM: PLUS - news) announced financial results for its third quarter and nine months ended December 31, 2005. ePlus recorded a 10% increase in total revenues for the quarter, to $163.1 million, as compared to $147.7 million in the quarter ended December 31, 2004. Net earnings were $1.2 million, 25% less than the prior year's third quarter earnings of $1.6 million. Basic earnings per share for the quarter decreased 17% from $0.18 to $0.15, and fully diluted earnings per share declined 18% to $0.14, as compared to $0.17 the prior year.

During the quarter, ePlus spent $1.6 million on legal fees related to its patent infringement lawsuit. The impact to fully diluted earnings per share was approximately $0.11. Legal expenses are expected to continue at the same or greater levels until the matter is resolved.

For the nine months ended December 31, 2005, ePlus recorded record revenues of $487.1 million, a 20% increase over $407.5 million the prior year, and net earnings of $4.4 million, a 24% decline from $5.8 million the prior year. Basic earnings per share decreased 18% to $0.53 from $0.65, and fully diluted earnings decreased 21% to $0.49 from $0.62, for the nine months ended December 31, 2005 and 2004, respectively.

As of December 31, 2005, ePlus had total stockholders' equity of $131.1 million and cash of $17.4 million. On November 18, 2005, the Company announced a Stock Repurchase Plan, and the Company repurchased 276,756 shares of common stock at a cost of $3.7 million during the quarter.

"Although the expenses relating to our patent infringement lawsuit significantly reduced earnings, we are pleased by the financial performance of our operating units" stated Phillip G. Norton, chairman, president and CEO of ePlus. "ePlus Technology continued to demonstrate top line organic growth, attract new customers, and expand its professional services footprint. Gross margin on Sales of Product increased slightly from the prior sequential quarter, to 10%, as we strive to optimize our product mix. ePlus Group added more than a dozen new customers, and sustained net lease assets at more than $200 million for the second consecutive quarter. ePlus Systems is focused on rolling-out OneSource to our customer base in March, and releasing our on-demand solution set in the first half of 2006."

Percentage changes stated above are calculated on actual figures from the unaudited financial statements, not on the rounded figures used herein.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytic, supplier management, document collaboration, asset management, professional services, and leasing to ePlus' 2,000+ customers. Profitable since inception in 1990, the company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit http://www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus(R) and ePlus Enterprise Cost Management(R), and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Fiscal year 2006 results are preliminary and quarterly information is unaudited. Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". These statements are based on management's current expectations and believes and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of February 13, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.'s business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 including (without limitation) under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the SEC and available at the SEC's website at http://www.sec.gov. Additional information will also be set forth in those sections in ePlus inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, which will be filed with the SEC on or about February 14, 2006.

_____________________________________________________________________________________________________
ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
                                          Three Months Ended                Nine Months Ended
                                             December 31,                      December 31,
                                        2004             2005             2004             2005
                                  ---------------- ---------------- ---------------- ----------------
REVENUES
Sales of product                      $133,728,559     $146,384,576     $363,762,423     $440,663,026
Lease revenues                          11,147,094       13,758,427       35,213,926       36,968,881
Fee and other income                     2,774,614        2,930,615        8,558,351        9,488,230

                                  ---------------- ---------------- ---------------- ----------------
TOTAL REVENUES                         147,650,267      163,073,618      407,534,700      487,120,137
                                  ---------------- ---------------- ---------------- ----------------

COSTS AND EXPENSES

Cost of sales, product                 120,892,787      131,734,303      326,396,119      397,564,106
Direct lease costs                       3,060,531        4,741,811        8,667,800       12,335,864
Professional and other fees                600,484        2,464,259        5,180,734        5,188,068
Salaries and benefits                   14,365,021       15,677,592       40,040,719       45,482,831
General and administrative
expenses                                 4,370,363        4,468,922       13,025,413       13,905,504
Interest and financing costs             1,622,837        1,950,431        4,315,623        5,202,926

                                  ---------------- ---------------- ---------------- ----------------
TOTAL COSTS AND EXPENSES               144,912,023      161,037,318      397,626,408      479,679,299
                                  ---------------- ---------------- ---------------- ----------------

EARNINGS BEFORE PROVISION FOR
INCOME TAXES                             2,738,244        2,036,300        9,908,292        7,440,838
                                  ---------------- ---------------- ---------------- ----------------

PROVISION FOR INCOME TAXES               1,122,680          824,701        4,062,401        3,013,540
                                  ---------------- ---------------- ---------------- ----------------

NET EARNINGS                            $1,615,564       $1,211,599       $5,845,891       $4,427,298
                                  ================ ================ ================ ================

NET EARNINGS PER COMMON SHARE -
BASIC                                        $0.18            $0.15            $0.65            $0.53
                                  ================ ================ ================ ================
NET EARNINGS PER COMMON SHARE -
DILUTED                                      $0.17            $0.14            $0.62            $0.49
                                  ================ ================ ================ ================


WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC                      8,957,280        8,215,221        8,933,702        8,411,268
WEIGHTED AVERAGE SHARES
OUTSTANDING - DILUTED                    9,375,666        8,890,948        9,358,693        8,992,035

For more information, investors are encouraged to refer to the Company's Form 10-Q to be filed  on or around February 14, 2006.
_____________________________________________________________________________________________________

        Contact:                Kley Parkhurst, SVP
                                ePlus inc.
                                kparkhurst@eplus.com
                                --------------------
                                703-984-8150